Exhibit 99.1
Blue Owl Technology Finance Corp. Completes Merger with Blue Owl Technology Finance Corp. II
Creates the largest software-focused BDC by total assets
NEW YORK – March 24, 2025 – Blue Owl Technology Finance Corp. (“OTF”) today announced the closing of its merger with Blue Owl Technology Finance Corp. II (“OTF II”), with OTF as the surviving company. This merger establishes OTF as the largest software-focused BDC by total assets with over $12 billion of total assets at fair value and investments in 180 portfolio companies, on a pro forma combined basis as of December 31, 2024.
Craig W. Packer, Chief Executive Officer of OTF said, “This merger creates the largest software lending BDC and represents a significant step in the evolution of the Blue Owl Credit platform. We would like to thank all of our shareholders for their support in the completion of this transaction. We look forward to leveraging the increased scale of the combined company to continue to deliver attractive risk-adjusted returns while enhancing our positioning for a potential liquidity event in the future.”
Erik Bissonnette, President of OTF commented, “We have delivered strong portfolio performance, excellent credit quality and attractive returns to shareholders since launching our software strategy in 2018. We remain confident that the combined company’s increased scale will continue to serve as a competitive advantage for our software lending strategy moving forward.”
Upon closing of the merger, OTF II shareholders received 0.9113 shares of OTF common stock for each share of OTF II common stock based on the final exchange ratio, in addition to a payment of cash in lieu of fractional shares. The exchange ratio was determined based on the closing net asset value per share for OTF and OTF II as of March 23, 2025. Following the merger, legacy OTF shareholders and former OTF II shareholders own approximately 46% and 54%, respectively, of the combined company at closing.
In support of the merger, as previously announced, OTF's advisor, Blue Owl Technology Credit Advisors LLC, has agreed to reimburse $4.75 million of fees and expenses associated with the merger.
Advisors
RBC Capital Markets and Truist Securities, Inc. served as lead financial advisors to the special committee of independent directors of OTF. ING Financial Markets LLC and Sumitomo Mitsui Banking Corporation also acted as co-financial advisors to the special committee of independent directors of OTF. Eversheds Sutherland (US) LLP served as the legal counsel to the special committee of independent directors of OTF.
Morgan Stanley & Co. LLC and Greenhill, a Mizuho affiliate, served as lead financial advisors to the special committee of independent directors of OTF II. MUFG Bank, Ltd also acted as co-financial advisor to the special committee of independent directors of OTF II. Stradley Ronon Stevens & Young, LLP served as legal counsel to the special committee of independent directors of OTF II.
Kirkland & Ellis LLP served as legal counsel to the investment advisers of OTF and OTF II.
About Blue Owl Technology Finance Corp.
Blue Owl Technology Finance Corp. (“OTF”) is a specialty finance company focused on making debt and equity investments to U.S. technology-related companies, with a strategic focus on software. As of December 31, 2024, OTF had investments in 148 portfolio companies with an aggregate fair value of $6.4 billion. OTF has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. OTF is externally managed by Blue Owl Technology Credit Advisors LLC, an SEC-registered investment adviser that is an indirect affiliate of Blue Owl Capital Inc. ("Blue Owl") (NYSE: OWL) and part of Blue Owl’s Credit platform.

Forward-Looking Statements
Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition of OTF or OTF II or the two-step merger (collectively, the “Mergers”) of OTF II with and into OTF. The forward-looking statements may include statements as to: future operating results of OTF and OTF II and distribution projections; business prospects of OTF and OTF II and the prospects of their portfolio companies; and the impact of the investments that OTF and OTF II expect to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) the expected synergies and savings associated with the Mergers; (ii) the ability to realize the anticipated benefits of the Mergers, including the expected accretion to net investment income and the elimination or reduction of certain expenses and costs due to the Mergers; (iii) risks related to diverting management’s attention from ongoing business operations; (iv) the risk that shareholder litigation in connection with the Mergers may result in significant costs of defense and liability; (v) changes in the economy, financial markets and political environment; (vi) the impact of geo-political conditions, including revolution, insurgency, terrorism or war, including those arising out of the ongoing war between Russia and Ukraine and the escalated conflict in the Middle-East and North Africa regions and general uncertainty surrounding the financial and political stability of the United States, the United Kingdom, the European Union and China, on financial market volatility, global economic markets, and various markets for commodities globally such as oil and natural gas; (vii) future changes in law or regulations; (viii) conditions to OTF’s operating areas, particularly with respect to business development companies or regulated investment companies; (viii) an economic downturn, elevated interest rates and fluctuating inflation rates, ongoing supply chain and labor market disruptions, including those as a result of strikes, work stoppages or accidents, instability in the U.S. and international banking systems, uncertainties related to the potential impact of tariff enactment and tax reductions, and the risk of recession or a shutdown of government services could impact business prospects of OTF and its portfolio companies; (ix) the ability of Blue Owl Technology Credit Advisors LLC to locate suitable investments for the combined company and to monitor and administer its investments; (x) the ability of Blue Owl Technology Credit Advisors LLC to attract and retain highly talented professionals; and (xi) other considerations that may be disclosed from time to time in OTF’s publicly disseminated documents and filings with the Securities and Exchange Commission (“SEC”). OTF has based the forward-looking statements included in this press release on information available to them on the date hereof, and they assume no obligation to update any such forward-looking statements. Although OTF undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that they may make directly to you or through reports that OTF in the future may file with the SEC, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.
Investor Contact:
BDC Investor Relations
Michael Mosticchio
credit-ir@blueowl.com
Media Contact:
Prosek Partners
Josh Clarkson
pro-blueowl@prosek.com